Exhibit 10.01

AMENDED 2012 MANAGEMENT BONUS PLAN

All Meru Network, Inc. (the “Company”) executives who report to the President and CEO as well as the Company’s General Counsel, and who do not otherwise receive variable compensation will be eligible to participate in this cash bonus plan (this “Plan”).  This Plan amends and restates and shall supersede and replace all prior 2012 Bonus Plans, understandings, or agreements concerning the subject matter hereof, including without limitation the 2012 Management Bonus Plan approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on February 29, 2012.

A.                                    ANNUAL CASH BONUS PLAN

The cash bonus available will be calculated annually based on a percentage of an executive’s base salary upon the Company’s achievement of revenue targets and non-GAAP EBITA targets(1), as described below, as well as individual performance against objectives for executives other than the CEO and CFO (collectively, the “Annual Cash Bonus”).  At the end of the fiscal year, the annual cash bonus available is calculated based upon the Company’s achievement of annual revenue targets and non-GAAP EBITA(1) compared to the annual target objectives for annual revenue targets and non-GAAP EBITA.  The Revenue Bonus amount will be awarded based on revenue performance irrespective of whether the Minimum Non-GAAP EBITA threshold has been met, and the Non-GAAP EBITA bonus will be awarded irrespective of whether the revenue target is achieved.  In addition, except for the Company’s CEO and CFO, a portion of the Annual Cash Bonus will be awarded based upon executive’s performance against certain objectives as reasonably determined by the Company’s CEO, and approved by the Company’s Compensation Committee.  The executive may earn more or less than his or her target bonus based on the extent to which achievement of the specified performance goals; provided, however that the total bonus amount(2) shall not exceed 200% of the executive’s targeted bonus value.

The following table provides the percentage of the executive’s base salary that is such executive’s targeted annual bonus value.

Executive Officer	Percentage of Annual Salary
President and Chief Executive Officer(3)	100%
Chief Financial Officer	50%
Senior Vice Presidents, GM of Hospitality	45%
Vice Presidents (General Counsel, GM of Higher Education)	40%

I.                                        Revenue Bonus

50% of the overall target bonus award for the CEO and CFO, and 40% of the overall target bonus award to the other executives, is tied to achievement of the revenue target under the Company’s operating plan (the “Revenue Bonus”).  In order for any amounts to be payable under the Revenue Bonus, the revenue

(1)         The non-GAAP EBITA targets and determination of achievement exclude stock compensation expenses, CEO transition costs, and other items outside the ordinary course of business such as litigation reserves expense, patent cross-license expense, interest expense on the Company’s Growth Capital Loan, or adjustment to fair value of the warrant liability, but include the impact of any bonuses determined under the cash bonus plan.

(2)         The total bonus amount equals the aggregate of the Revenue Bonus (as defined below), the Non-GAAP EBITA Bonus (as defined below), and for executives other than the CEO and CFO, the Management Objective Bonus (as defined below).  The Revenue Bonus and Non-GAAP EBITA Bonus may each exceed 200% attainment individually; provided, however, that the aggregate Annual Cash Bonus shall not exceed 200% of the applicable target bonus value.

(3)         The President and CEO to receive a prorated bonus, if any, (crediting service commencing March 19, 2012) based on the Company’s final year-end performance under the bonus plan in effect during such service.

target as approved by the board of directors must be met at a level of at least 92.2% of the target.  For achievement between 92.2% and 100% of the revenue target, the Revenue Bonus will start at a payout of 50% of the target Revenue Bonus amount and will increase on a straight-line basis according to the percentage of achievement up to 100%.(4)

The executives are also eligible to receive an increased Revenue Bonus if the Company’s revenue exceeds the revenue target.  For revenue achievement in excess of 100% of the annual revenue target the Revenue Bonus will start at a payment of 100% of the target Revenue Bonus (i.e., the Revenue Bonus earned at achievement of 100% of the Company’s annual revenue target) and will increase on a straight-line basis according to the percentage of achievement so that at 120% of the revenue target the Revenue Bonus shall be calculated at 200% of the target Revenue Bonus.(5)

II.                                   Non-GAAP EBITA Bonus

50% of the overall target bonus award for the CEO and CFO, and 40% of the overall target bonus award to the other executives, is tied to non-GAAP EBITA (the “Non-GAAP EBITA Bonus”).  In order for the Non-GAAP EBITA Bonus to be paid, the Company must achieve the minimum Non-GAAP EBITA target as approved by the Committee (the “Minimum Non-GAAP EBITA Amount”)(6).  Upon achievement of the Minimum Non-GAAP EBITA, the amount of the Non-GAAP EBITA Bonus will be calculated on a straight line basis starting at 50% of the target Non-GAAP EBITA Bonus upon achievement of the Minimum Non-GAAP EBITA Amount and up to 100% of the target Non-GAAP EBITA Bonus upon achievement of the fiscal Non-GAAP EBITA target under the Company’s operating plan (the “Target Non-GAAP EBITA Amount”).(7)

The executives are also eligible to receive increased Non-GAAP EBITA Bonus if the Company’s non-GAAP EBITA exceeds the Target Non-GAAP EBITA Amount.(8)  If the Target Non-GAAP EBITA Amount is exceeded, the Non-GAAP EBITA Bonus amount will be calculated on a straight line basis, such that the Non-GAAP EBITA Bonus will be the target Non-GAAP EBITA Bonus multiplied by a multiplier equal to 100% of the target Non-GAAP EBITA Bonus plus 5% of the target Non-GAAP EBITA Bonus for each $98,600 of non-GAAP EBITA performance better than the Target Non-GAAP EBITA Amount.

III.                              Management Objective Bonus

20% of the overall target bonus award for eligible executives other than the CEO and CFO shall be tied to performance by the executive against management objectives as reasonably determined in writing by the Company’s CEO and reported to the Chair of the Committee (each an “MBO Bonus”).  The Company’s CEO shall determine achievement against the specific objectives, with such achievement to be approved by the Company’s Compensation Committee, and with such achievement not to exceed 100% for this portion of the Annual Cash Bonus.(9)

(4)         For example, in the event that the annual revenue is achieved at the 95% of target level, the Revenue Bonuses will be paid at approximately 68% of the target Revenue Bonus amount such that the Revenue Bonus paid to the Company’s Chief Financial Officer would equal 68% multiplied by 50% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.

(5)         For example, in the event that the Company’s actual revenue is 110% of the annual revenue target, the Revenue Bonus will be paid at 150% of the target Revenue Bonus amount such that the Revenue Bonus paid to the Company’s Chief Financial Officer would equal 150% multiplied by 50% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.

(6)         The Minimum Non-GAAP EBITA Amount shall equal $1.972 million less than the Target Non-GAAP EBITA Amount.

(7)         For example, in the event that non-GAAP EBITA is achieved at the midway point between the Minimum Non-GAAP EBITA Amount and the Target Non-GAAP EBITA Amount, the Non-GAAP EBITA Bonus will be paid at 75% of the target Non-GAAP EBITA Bonus amount such that the Non-GAAP EBITA Bonus paid to the Company’s Chief Financial Officer would equal 75% multiplied by 50% multiplied by 50% multiplied by the Chief Financial Officer’s annual salary.

(8)         After giving effect to (i) the Revenue Bonus, (ii) the Non-GAAP EBITA Bonus, and (iii) the MBO Bonus, each as adjusted for any applicable accelerator.

B.                                    GENERAL

The Committee will be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Annual Cash Bonuses, prescribe any necessary procedures for distribution of Annual Cash Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Annual Cash Bonus awarded hereunder.

Notwithstanding any other provision hereof or any other agreement between the Company and any participant, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules of the SEC or a stock exchange or similar body implemented pursuant thereto that is applicable to the Company), and any Annual Cash Bonuses awarded under this Plan is subject to the terms and conditions of any such recoupment or clawback policies (as as may be adopted, amended or restated from time to time).

(9)         For example, in the event that the Management Objectives are reached at a level of 75%, the Management Objective Bonus paid to the Company’s General Counsel would equal 75% multiplied by 20% multiplied by 40% multiplied by the General Counsel’s annual salary.